SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                                  Commission File Number 0-18224



(Check one):   o  Form 10-K and Form 10-KSB       o  Form 11-K
               o  Form 20-F                       |X| Form 10-Q and Form 10-QSB
               o  Form N-SAR

                       For period ended September 30, 1996

         o        Transition Report on Form 10-K and 10-KSB
         o        Transition Report on Form 20-F
         o        Transition Report on Form 11-K
         o        Transition Report on Form 10-Q and Form 10-QSB
         o        Transition Report on Form N-SAR

         For the transition period ended

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I

                             REGISTRANT INFORMATION


         Full name of registrant        NuOasis Gaming, Inc.
                                   --------------------------------------------

         Former name if applicable      E.N. Phillips Company
                                   --------------------------------------------

         Address of principal executive office (Street and Number)

                                        2 Park Plaza, Suite 470
                                   --------------------------------------------

         City, State and Zip Code       Irvine, California  92614
                                   --------------------------------------------

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



                                     PART II

                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate boxes.)

               (a)  The reasons  described in  reasonable  detail in Part III of
         --- this form could not be eliminated without unreasonable effort or expense;

          X    (b)  The subject annual  report,  semiannual  report,  transition
         ---        report on Forms 10-K, 10- KSB, 20-F,  11-K or Form N-SAR, or portions thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c)  The accountant's statement or other exhibit required by Rule
         ---        12b-25(c) has been attached if applicable.



                                    PART III

                                    NARRATIVE

                                 Not applicable.



                                     PART IV

                                OTHER INFORMATION

               (1) Name and telephone number of person to contact in regard to this notification.

                        Steven H. Dong       (714)          533-5382, ext. 21
                    ----------------------------------------------------------
                         (Name)              (Area Code)    (Telephone Number)

               (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter periods that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                    Form 10KSB for the fiscal year ended June 30, 1996

                              Yes       X  No
                           ---         ---

               (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              Yes       X  No
                           ---         ---

                                                       [NUOGAM\12B25\93096Q.12B]

                    The Registrant had no income-generating operations during the quarter ended September 30, 1996 or September 30, 1995. As a result, it is anticipated that the earnings statements will reflect similar results from operations in comparison to the same fiscal quarter last year.



                              NuOasis Gaming, Inc.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

                    Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: November 12, 1996                 By:/s/    Steven H. Dong
                                        --------------------------------------
                                                  Steven H. Dong,
                                                  Chief Financial Officer

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